Exhibit 10.15

August 8, 2003

As of the date hereof, [the [          ] unvested stock options granted to me by Graphic Packaging Corporation under the Riverwood Holding, Inc. Stock Incentive Plan,] [the [          ] unvested stock options and [          ] unvested incentive units granted to me by Graphic Packaging Corporation under the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, and] the [                    ] unvested stock options and [          ] unvested restricted stock units granted to me by Graphic Packaging Corporation under to the Riverwood Holding, Inc. 2002 Stock Incentive Plan are canceled. I acknowledge that Graphic Packaging Corporation has no further obligations to me with respect to these canceled options, canceled restricted stock units, and canceled incentive units.

Executive